Exhibit 23.4

TIANYUAN LAW FIRM

11F/Tower C, Corporate Square, 35 Financial St.

Beijing. 100032, P. R. China

Tel: (8610) 8809-2188; Fax: (8610)8809-2150.

Date: August 22, 2006

New Oriental Education & Technology Group Inc.

No.6 Hai Dian Zhong Street

9th Floor

Haidian District, Beijing 100080

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities,” “Corporate Structure” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by New Oriental Education & Technology Group Inc. on August 22, 2006, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Tian Yuan Law Firm

Tian Yuan Law Firm